Exhibit 99.5

REDEMPTION AGREEMENT

This REDEMPTION Agreement (this “Agreement”) is made and entered into as of June 7, 2023, by and among Cray MGP Holdings, LP, a Kansas limited partnership (the “Partnership”), Cray Family Management, LLC, a Kansas limited liability company and the Partnership’s general partner (the “General Partner”), and the Susan Robbins Descendant’s Trust established under the Cloud L. Cray, Jr., Family Trust originally dated October 25, 1983, as amended (the “Redeemed Limited Partner”). Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Limited Partnership Agreement dated as of October 1, 2012, as amended from time to time prior to the date hereof, attached hereto as Exhibit A (the “Partnership Agreement”).

RECITALS

A.	WHEREAS, the Partnership, the General Partner, and the Redeemed Limited Partner are also sometimes referred to herein individually as a “Party” and collectively as the “Parties”;

B.	WHEREAS, the Redeemed Limited Partner is presently the owner of a 9.4260% Limited Partnership Interest (the “Redemption Interest”);

C.	WHEREAS, the Redeemed Limited Partner desires that the Partnership redeem, and the Partnership desires to redeem from the Redeemed Limited Partner, all of the Redemption Interest (the “Redemption”);

D.	WHEREAS, it is the desire of the Parties that the Partnership effect the Redemption by delivering, on each of the respective dates and terms, and subject to the conditions set forth herein, shares of common stock, no par value (“MGP Shares”), of MGP Ingredients, Inc., a Kansas corporation, that are held by the Partnership to the Redeemed Limited Partner in exchange for the Redemption Interest;

E.	WHEREAS, the Redeemed Limited Partner agrees and acknowledges that, simultaneously with the transfer and redemption of the Redemption Interest on the First Closing Date (as defined below), the Redeemed Limited Partner is withdrawing as a member of the Partnership with respect to the Redemption Interest, and all of the Redeemed Limited Partner’s rights with respect to the Redemption Interest shall terminate, whether such rights are set forth under the Partnership Agreement or otherwise, all in accordance with the terms and conditions of this Agreement, with the sole right of the Redeemed Limited Partner thereafter being the right to receive MGP Shares on each of the respective dates set forth herein;

F.	WHEREAS, concurrently with the execution of this Agreement, the Partnership and the General Partner are entering into a redemption agreement with the Cathy Scroggs Descendant’s Trust established under the Cloud L. Cray, Jr., Family Trust originally dated October 25, 1983, as amended in form which is substantially identical to this Agreement (the “Concurrent Redemption Agreement”); and

G.	WHEREAS, immediately following the Redemption, the General Partner will own a 1.2323% General Partnership Interest; the Karen Seaberg Descendant’s Trust established under the Cloud L. Cray, Jr., Family Trust originally dated October 25, 1983, as amended, will own an 11.6143% Limited Partnership Interest; the Karen Seaberg Descendant Trust established under the Cloud L. Cray, Jr. Gift Trust dated November 1, 2012, will own a 29.0511% Limited Partnership Interest; the Susan Robbins Descendant Trust established under the Cloud L. Cray, Jr. Gift Trust dated November 1, 2012, will own a 29.0512% Limited Partnership Interest; and the Cathy Scroggs Descendant Trust established under the Cloud L. Cray, Jr. Gift Trust dated November 1, 2012, will own a 29.0511% Limited Partnership Interest.

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AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:

1.     Redemption.

(a) Subject to the terms and conditions of this Agreement, the Redeemed Limited Partner hereby agrees to assign, transfer, tender for redemption, and convey to the Partnership, and the Partnership hereby agrees to accept and redeem, all of the right, title, and interest of the Redeemed Limited Partner in and to the Redemption Interest.

(b) The Redemption shall occur on September 5, 2023 (the “First Closing Date”), at which the Redeemed Limited Partner shall deliver for redemption, and the Partnership shall accept for cancellation, all of the Redemption Interest for the right to receive a number of MGP Shares (the “Redemption Consideration”) having an aggregate value computed pursuant to Section 2 equal to $18,126,832.39 (the “Redemption Price”), in full redemption and cancellation of the Redemption Interest. In connection therewith, on the First Closing Date, the Redeemed Limited Partner shall surrender to the Partnership all certificates, if any, evidencing the Redemption Interest and shall execute and deliver to the Partnership an Assignment of Limited Partnership Interest for Redemption in the form attached hereto as Exhibit B, effective as of the First Closing Date.

(c) Upon consummation of the Redemption, the Partnership shall cancel the Redemption Interest on the books and records of the Partnership, and thereupon the Redeemed Limited Partner will (i) own no interest whatsoever, contingent or otherwise, in the Partnership; and (ii) cease to be a Limited Partner (and shall be deemed to have withdrawn as a Limited Partner) and, accordingly, shall cease to have any rights whatsoever as a Limited Partner (including any right to receive further distributions of cash or other assets from the Partnership (except as provided herein in Section 2), whether relating to previously accrued or future income of the Partnership), and the Partnership hereby accepts all such withdrawals.

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2.     Closings. The delivery of the Redemption Consideration shall occur in three installments (each, a “Closing”), as follows:

(a) On the First Closing Date, the Partnership shall deliver to the Redeemed Limited Partner such number of MGP Shares equal to the quotient obtained by dividing (i) $6,042,277.46, representing one-third of the Redemption Price, by (ii) the last reported sales price for MGP Shares on the principal Trading Market (as defined below) on the Trading Day (as defined below) that is five Trading Days prior to the First Closing Date.

(b) On September 5, 2024 (the “Second Closing Date”), the Partnership shall deliver to the Redeemed Limited Partner such number of MGP Shares equal to the quotient obtained by dividing (i) $6,042,277.46, representing one-third of the Redemption Price, by (ii) the last reported sales price for MGP Shares on the principal Trading Market on the Trading Day that is five Trading Days prior to the Second Closing Date.

(c) On September 5, 2025 (the “Third Closing Date”), the Partnership shall deliver to the Redeemed Limited Partner such number of MGP Shares equal to the quotient obtained by dividing (i) $6,042,277.46, representing one-third of the Redemption Price, by (ii) the last reported sales price for MGP Shares on the principal Trading Market on the Trading Day that is five Trading Days prior to the Third Closing Date.

(d) As further contemplated pursuant to Section 5 of this Agreement, no Closing under this Agreement may occur unless a Closing (as defined under the Concurrent Redemption Agreement) shall be occurring on the same date.

(e) As used in this Agreement, “Trading Day” means a day on which MGP Shares are traded on a Trading Market, and “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

(f) Notwithstanding any provision in this Agreement to the contrary, the Partnership shall not be required to deliver fractional MGP Shares to the Redeemed Limited Partner. As to any fractional MGP Share that the Redeemed Limited Partner would otherwise be entitled to receive at any Closing under this Section 2, the Partnership shall round up to the next whole MGP Share.

3.     Representations and Warranties of the Partnership. The Partnership hereby represents and warrants to the Redeemed Limited Partner as follows:

(a) The Partnership has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.

(b) This Agreement has been duly executed and delivered on behalf of the Partnership and constitutes a valid, legal, and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms.

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(c) The Redemption Consideration, when delivered by the Partnership to the Redeemed Limited Partner at the respective Closings, will be free and clear of any and all encumbrances including, without limitation, all mortgages, security interests, liens, leases, charges, pledges, charges, claims, escrows, options, rights of first refusal, security interests or other agreements, arrangements, commitments, contracts, obligations, or any other encumbrances of any kind or character (collectively, “Encumbrances”), except for any such restrictions pursuant to applicable securities laws, and the Redeemed Limited Partner will hold good and marketable title to such MGP Shares.

(d) The Partnership is an “investment partnership” within the meaning of Section 731(c)(3)(C)(i) of the Internal Revenue Code of 1986, as amended (the “Code”).

4.     Representations and Warranties of the Redeemed Limited Partner. As a material inducement to the Partnership to enter into and consummate this Agreement, the Redeemed Limited Partner hereby represents and warrants to the Partnership, for the benefit of the Partnership, as of the date hereof and as of the date of each Closing (unless a different date is specified below):

(a) The Redeemed Limited Partner has all requisite power and authority to execute and deliver this Agreement and to assign, transfer, tender for redemption, and convey to the Partnership its Redemption Interest in the manner provided in this Agreement, and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by the Redeemed Limited Partner and constitutes a valid, legal, and binding obligation of the Redeemed Limited Partner, enforceable against the Redeemed Limited Partner in accordance with its terms.

(c) The Redeemed Limited Partner has obtained all necessary consents to consummate the assignment, transfer, tender for redemption, and conveyance to the Partnership of its Redemption Interest.

(d) As of the date hereof and as of the First Closing Date, the Redeemed Limited Partner is the sole record and beneficial owner of its Redemption Interest, free and clear of all Encumbrances, and there are no outstanding subscriptions, options, rights, or other agreements or commitments with respect to its Redemption Interest.

(e) Except for the Partnership Agreement, the Redeemed Limited Partner is not a party or subject to any agreement or understanding that affects or relates to voting, rights to Profits and Losses of the Partnership, or transferability of the Redemption Interest.

(f) This Agreement does not conflict with any other agreement, obligation, covenant, or undertaking to which the Redeemed Limited Partner is a party or otherwise subject.

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(g) The Redeemed Limited Partner has either consulted its own investment adviser, attorney or legal adviser, tax adviser or accountant with respect to the merits and risks associated this Agreement and the transactions contemplated hereunder, or has chosen not to do so despite the recommendation of that course of action by the Partnership Agreement. The Redeemed Limited Partner acknowledges that it (together with the foregoing professional advisers, if any) has made its own analysis of the fairness of the transactions contemplated hereby and has not relied on any advice or recommendation by the Partnership, the General Partner, the other Limited Partners, or any of their respective professional advisers, agents or affiliates with respect to its decision to enter into this Agreement and to consummate the transactions contemplated hereby. The Redeemed Limited Partner acknowledges that the Redemption Consideration and Redemption Price represents a fair and accurate value for its respective Redemption Interest, and acknowledges that the Redeemed Limited Partner has agreed to the transactions contemplated by this Agreement of the Redeemed Limited Partner’s own free will and volition.

(h) For avoidance of doubt, the Redeemed Limited Partner is not relying on the Partnership, the General Partner, the other Limited Partners, or any of their respective professional advisers, agents or affiliates regarding any individual tax considerations involved in the transactions contemplated by this Agreement. The Redeemed Limited Partner understands and acknowledges that there can be no assurances as to the tax results of the transactions contemplated by this Agreement. The Redeemed Limited Partner has had the opportunity to consult with such Redeemed Limited Partner’s own legal, accounting, tax, investment and other advisers with respect to the tax treatment of the transactions contemplated by this Agreement.

(i) The Redeemed Limited Partner (or its professional advisers) has been provided an opportunity to ask questions, and has obtained all additional information or received satisfactory answers requested, regarding the transactions contemplated by this Agreement. The Redeemed Limited Partner (or its professional advisers) has had an opportunity and time to receive, review and understand all information related to the Redemption Consideration requested by it and to ask questions and receive answers regarding the issuer of the MGP Shares and its business, management and financial affairs, and has conducted and completed its own independent due diligence. The Redeemed Limited Partner acknowledges that copies of the SEC filings of the issuer of the MGP Shares are available on the EDGAR system.

(j) The Redeemed Limited Partner understands its rights and obligations as a future owner of MGP Shares. The Redeemed Limited Partner has not relied upon any oral or written representations, warranties, covenants or agreements other than those expressly set forth in this Agreement. In agreeing to acquire the Redemption Consideration, such Redeemed Limited Partner is not relying upon any information other than the information contained in this Agreement and the results of such Redeemed Limited Partner’s own independent investigation.

(k) The Redeemed Limited Partner is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

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(l) The Redeemed Limited Partner, together with its professional advisers, is experienced in evaluating securities transactions of the kind and nature contemplated by this Agreement. The Redeemed Limited Partner, together with its professional advisers, possesses sufficient knowledge and experience in financial and business matters to properly evaluate the risks and merits of the transactions contemplated by this Agreement, including but not limited to the decision to transfer its Redeemed Interest and acquire the Redemption Consideration.

(m) The Redeemed Limited Partner has determined based on its own independent review and such professional advice as it deems appropriate that its acquisition of the Redemption Consideration and participation in the transactions contemplated by the Agreement (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to the Redeemed Limited Partner, and (iii) are a fit, proper and suitable investment for the Redeemed Limited Partner, notwithstanding the substantial risks inherent in investing in or holding the Redemption Consideration. The Redeemed Limited Partner’s financial situation is such that it can afford to bear the economic risk of holding the Redemption Consideration, and such Redeemed Limited Partner can afford to suffer the complete loss of its investment in MGP Shares.

(n) As of the date hereof and as of the applicable Closing, the MGP Shares constituting the Redemption Consideration to be received by the Redeemed Limited Partner at such Closing will be acquired for the Redeemed Limited Partner’s own account, not as nominee or agent, for the purpose of investment and not with a view to the distribution of any part thereof in violation of the Securities Act. As of the date hereof and as of the applicable Closing, the Redeemed Limited Partner has no present intention of distributing the MGP Shares constituting the Redemption Consideration to be received at such Closing in violation of the Securities Act without prejudice, however, to the Redeemed Limited Partner’s right at all times to sell or otherwise dispose of all or any part of such MGP Shares in compliance with applicable federal and state securities laws; provided further, that nothing contained herein shall be deemed a representation or warranty by the Redeemed Limited Partner to hold any of the MGP Shares constituting the Redemption Consideration for any period of time.

(o) As of the date hereof and as of the First Closing Date, the Redeemed Limited Partner presently has no contract, undertaking, agreement or arrangement with any person or entity to sell, hypothecate, pledge, donate or otherwise transfer (with or without consideration) or grant participations to such person, with respect to any of the MGP Shares constituting the Redemption Consideration.

5.     Conditions to Obligations of the Partnership. The obligation of the Partnership to deliver the applicable portion of Redemption Consideration to the Redeemed Limited Partner at any Closing is subject to the fulfillment (or waiver by the Partnership), before or at the time of the applicable Closing, of each of the following conditions:

(a) All of the parties to the Concurrent Redemption Agreement shall have executed and delivered the Concurrent Redemption Agreement.

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(b) All of the conditions set forth in Section 5 of the Concurrent Redemption Agreement for each Closing (as defined in the Concurrent Redemption Agreement) shall have been fulfilled (or waived by the Partnership). The transactions contemplated herein for the First Closing Date, Second Closing Date and Third Closing Date shall only occur concurrently with the transactions contemplated for the First Closing Date, Second Closing Date and Third Closing Date, respectively, under the Concurrent Redemption Agreement.

(c) All of the parties to that certain Membership Interest Purchase Agreement by and among the members of the General Partner (the “MIPA”), the form of which is attached hereto as Exhibit C, shall have executed and delivered the MIPA. The transactions contemplated herein for the First Closing Date shall occur concurrently with the transactions contemplated for the closing defined under the MIPA.

(d) The representations made by the Redeemed Limited Partner in this Agreement shall be true and correct when made and at the time of the applicable Closing.

(e) The Redeemed Limited Partner shall have duly performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement required to be performed or complied with by the Redeemed Limited Partner before the applicable Closing.

(f) All of the parties to that certain Nonjudicial Settlement Agreement Regarding the Cloud L. Cray, Jr. Gift Trust dated November 1, 2012 (the “NJSA”), the form of which is attached hereto as Exhibit D, shall have executed and delivered the NJSA.

6.     Tax Matters. The Parties agree that, for purposes of Section 736 of the Code, the Redemption Consideration and all other amounts paid or considered paid to Redeemed Limited Partner (including all deemed distributions pursuant to Section 752(b) of the Code, if any) in consideration for the Redemption Interest will be treated as distributions made in exchange for the interest of such Redeemed Limited Partner in the property of Partnership pursuant to Section 736(b) of the Code and the corresponding provisions of any applicable state or local tax laws. The Parties further agree that, for the purpose of Section 751 of the Code, the Redemption Price will be characterized based upon the assets of Partnership in proportion to their respective fair market values in accordance with the provisions of the Code as determined by the Partnership in good faith and the Parties agree to report in a manner consistent with such characterization, unless otherwise required by law. The Redeemed Limited Partner’s distributive share of Partnership’s taxable income or loss for the Partnership’s 2023 taxable year will be determined on the basis of an interim closing of the books of the Partnership as of the First Closing Date and will not be based upon a proration of the taxable income or loss for the Partnership for the entire taxable year. A Schedule K-1 to Form 1065 for such Redeemed Limited Partner based upon the allocation of such Redeemed Limited Partner’s distributive share set forth above will be prepared as soon as reasonably practicable after the close of the Partnership’s 2023 taxable year and delivered to such Redeemed Limited Partner for purposes of facilitating the timely filing of any federal, state, and local tax returns of such Redeemed Limited Partner. To the extent the Partnership, based on the application of Section 708 of the Code or Treasury Regulations Section 1.736-1(a)(6), is required to issue a Schedule K-1 to Form 1065 for the Redeemed Limited Partner with respect to taxable years of the Partnership which begin after the end of the Partnership’s 2023 taxable year, no items of income, gain, loss, deduction or credits shall be shown on any such Schedule K-1 to Form 1065.

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7.     Additional Documentation. The Parties hereby agree to enter into such agreements or other documents as may be required to evidence the agreement of the Parties herein contained and the transactions contemplated hereunder. Without limiting the generality of the foregoing, the Partnership agrees to use its reasonable best efforts to remove (or cause to be removed) from the MGP Shares comprising the applicable portion of Redemption Consideration to be delivered at each Closing, at no cost to the Redeemed Limited Partner, any restrictive legend restricting the resale of such MGP Shares.

8.     Release of Claims. Effective upon the First Closing Date, the Redeemed Limited Partner, on behalf of it and its affiliates (collectively, the “Releasors”), hereby releases, waives, and forever discharges the Partnership and its subsidiaries, and their respective affiliates, partners, officers, manager and agents (collectively, the “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, obligations, costs, expenses, liens, covenants, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or equity, which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees with respect to the Partnership, its subsidiaries or the operations or affairs of the Partnership or any of its subsidiaries, including rights to distributions made or declared after the First Closing Date; provided, however, nothing contained in this Section 8 shall impair the ability of the Redeemed Limited Partner to enforce its rights under this Agreement against the Partnership.

9.     Survival. The respective representations and warranties of the Partnership and the Redeemed Limited Partner contained herein are true, accurate and correct and shall not be deemed waived or otherwise affected by any investigation made by any party hereto or the occurrence of any Closing. Each and every such representation and warranty shall survive each Closing.

10.     Miscellaneous.

(a) Binding Effect; Successors and Assigns; Effectiveness. This Agreement shall be binding upon, and inure to the benefit of, the Parties and the respective legal representatives, heirs, and assigns of the Parties. Nothing in this Agreement, express or implied, is intended, except as set forth herein, to confer upon any third party any rights, remedies, obligations, or liabilities. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

(b) Governing Law. The validity, construction, enforcement, and interpretation of this Agreement, and any claim, dispute or controversy of whatever nature arising out of or relating to this Agreement, shall be governed by and interpreted in accordance with the laws of the State of Kansas, without giving effect to any choice of law principles that would require the application of the laws of a different state.

(c) Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and all such other provisions shall continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidities shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law, continue in full force and effect.

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(d) Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

(e) Entire Agreement; Amendments. This Agreement, including the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understanding between the parties with respect to such subject matter. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by an instrument in writing signed by all the Parties hereto.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(g) Notices. Any and all notices, consents and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing, and the same shall be delivered either (i) in hand, (ii) via U.S. Mail or Federal Express or similar expedited commercial carrier which provides evidence of delivery, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier), or (iii) via electronic mail (E-mail). All notices, consents, and requests to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon actual receipt or three (3) days after sent by mail as above provided.

(h) Construction. The Parties hereby acknowledge that the terms of the transactions set forth in this Agreement were negotiated by the Parties and determined to reflect the mutual understanding of the Parties as to the terms of the transactions set forth herein and that each Party had an opportunity to participate in and did participate in, the drafting of each provision hereof. Each Party further hereby agrees and acknowledges that each Party had the opportunity to obtain independent counsel to represent the Party in such negotiations. Accordingly, notwithstanding the fact that this Agreement was prepared by the attorneys for the manager of the General Partner, no presumption shall arise as to the construction of the terms of this Agreement in favor of any Party hereto.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties are signing this Agreement with the intent to be legally bound as of the date first set forth above.

PARTNERSHIP:

Cray MGP Holdings, LP, a Kansas limited partnership

By: Cray Family Management, LLC, a Kansas limited liability company

By:	/s/ Karen Seaberg
Name:	Karen Seaberg
Title:	Manager

GENERAL PARTNER:	REDEEMED LIMITED PARTNER:
Cray Family Management, LLC	Susan Robbins Descendant’s Trust established under the Cloud L. Cray, Jr. Family Trust originally dated October 25, 1983, as amended

/s/ Karen Seaberg	By:/s/ Susan Robbins, Trustee
Karen Seaberg, Manager	Susan Robbins, Trustee

EXHIBIT A

Limited Partnership Agreement of

Cray MGP Holdings, LP, dated as of October 1, 2012,

AS AMENDED FROM TIME TO TIME THEREAFTER

EXHIBIT B

ASSIGNMENT OF LIMITED PARTNERSHIP INTEREST

FOR VALUE RECEIVED, pursuant to the terms of that certain Redemption Agreement, dated and effective as of June 7, 2023, by and among the undersigned (the “Assignor”), the Partnership, and the other parties thereto, the Assignor hereby sells, assigns, transfers and conveys unto Cray MGP Holdings, LP, a Kansas limited partnership (the “Partnership”), the Assignor’s entire right, title, and interest in and to its Limited Partnership Interest in the Partnership. As of and after the date hereof, this Assignment conveys to the Partnership all right, title and interest that the Assignor holds in the capital, profits, losses, allocations, distributions, management, and control of Partnership attributable to and represented by its Limited Partnership Interest. Capitalized terms used herein but not otherwise defined shall have the definitions set forth in the Limited Partnership Agreement dated as of October 1, 2012, as amended from time to time prior to the date hereof .

DATED effective the [___] day of September, 2023.

Susan Robbins Descendant’s Trust established under the Cloud L. Cray, Jr. Family Trust originally dated October 25, 1983, as amended

Susan Robbins, Trustee

EXHIBIT C

Membership Interest Purchase Agreement

by and among the members of

Cray Family Management, LLC

EXHIBIT D

Nonjudicial Settlement Agreement

Regarding the

Cloud L. Cray, Jr. Gift Trust dated November 1, 2012